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                                                                  EXHIBIT 4.4(a)


                         AMENDMENT TO RIGHTS AGREEMENT

               Agreement (this "Amendment") dated as of February 20, 1997, between Intermedia Communications Inc., a Delaware Corporation (the "Company") f/k/a Intermedia Communications of Florida, Inc., and Continental Stock Transfer & Trust Company (the "Rights Agent").

               Reference is made to the Rights Agreement between the Company and the Rights Agent, dated as of March 7, 1996 (the "Agreement"). Capitalized terms used herein and not otherwise defined herein have the respective meanings ascribed to them in the Agreement.

        1. Paragraph (b) of Section 7 of the Agreement is hereby deleted and replaced with the following:

               (b) The purchase price for each one-thousandth of a share (each such one one-thousandth of a share being a "Unit") of Preferred Stock upon exercise of Rights shall be $85.00, subject to adjustment from time to time as provided in Sections 11 and 13(a) hereof (such purchase price, as so adjusted, being the "Purchase Price"), and shall be payable in accordance with paragraph (c) below.

        2. The second sentence of paragraph (d)(ii) of Section 11 of the Agreement is hereby deleted and replaced with the following:

        If the current market price per share of Preferred Stock cannot be determined in the manner provided above or if the Preferred Stock is not publicly held or listed or traded in a manner described in clause (i) of this section 11(d), the "current market price" per share of Preferred Stock shall be conclusively deemed to be an amount equal to 1000 (as such amount may be appropriately adjusted for such events as stock splits, stock dividends and recapitalizations with respect to Company Common Stock occurring after the date of this Agreement) multiplied by the current market price per share of Company Common Stock.

        3. The last sentence of paragraph (d)(ii) of Section 11 of the Agreement is hereby deleted and replaced with the following:

        For all purposes of this Agreement, the "current market price" of a Unit of Preferred Stock shall be equal to the "current market price" of one share of Preferred Stock divided by 100 .
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        4.     Paragraph (b) of Section 14 of the Agreement is hereby
deleted and replaced with the following:

               (b) The Company shall not be required to issue fractions of shares of Preferred Stock (other than fractions which are integral multiples of one one-thousandth of a share of Preferred Stock) upon exercise of the Rights or to distribute certificates which evidence such fractional shares of Preferred Stock (other than fractions which are integral multiples of one one-thousandth of a share of Preferred Stock). In lieu of such fractional shares of Preferred Stock that are not integral multiples of one one-thousandth of a share, the Company may pay to the registered holders of Rights Certificates at the time such Rights are exercised as herein provided an amount in cash equal to the same fraction of the then current market price of a share of Preferred Stock on the day of exercise, determined in accordance with Section 11(d) hereof.

        5. The term Unit as used throughout the Agreement, including any exhibits to the Agreement and any certificates issued pursuant thereto, shall have the meaning set forth above in Paragraph 1 of this Amendment.

        6. Exhibit C is hereby amended to reflect that the number of authorized Series A Preferred Shares shall be 40,000.


               IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, all as of the date first above written.


ATTEST:                             INTERMEDIA COMMUNICATIONS INC.

By:__________________         By:___________________________
   Robert M. Manning             David C. Ruberg,
   Senior Vice President,        President and Chief
   Chief Financial Officer       Executive Officer



ATTEST:                       CONTINENTAL STOCK TRANSFER AND
                                            TRUST COMPANY

By:___________________        By:___________________________
   Name:                         Name:
   Title:                        Title: